UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006

DynCorp International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-127343	52-2287126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	8445 Freeport Parkway, Suite 400, Irving, Texas	75063
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 302-1460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

In connection with the initial public offering of Class A common stock by our parent company, DynCorp International Inc., DynCorp International Inc. filed Amendment No. 5 to Form S-1 on April 27, 2006 (the “Form S-1”) which included information on our recent results.

This Current Report on Form 8-K is being filed solely by DynCorp International LLC (the “Company”) to make available the Company’s recent results information similar to the information that was provided by DynCorp Inc. in the Form S-1. In providing this information, we undertake no duty to update this or any other information except as otherwise required by relevant law. We direct readers to our annual, quarterly and other reports that will be filed with or furnished with the Securities and Exchange Commission after the date of this Current Report on Form 8-K, which may contain information that updates or otherwise modifies the information contained herein.

The terms the “Company”, “we”, “our” and “us” in this Current Report on Form 8-K refer to DynCorp International LLC and its subsidiaries.

Our consolidated financial statements for the fiscal year ended March 31, 2006 are not yet available and our independent registered public accounting firm, Deloitte & Touche LLP, has not competed its audit of the consolidate financial statements for such period. Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates. The estimates set forth below were prepared based upon a number of assumptions, estimates and business decisions that are inherently subject to significant business and economic conditions and competitive uncertainties and contingencies, many of which are beyond our control. This summary is not meant to be a comprehensive statement of our unaudited financial results for this period and our actual results may differ from these estimates.

We are providing the following estimated results for the three months ended March 31, 2006:

•	Revenues of between $523.0 million and $553.0 million;

•	Expenses of between $487.7 million and $511.7 million;

•	Net income of between $13.1 million and $16.9 million; and

•	EBITDA of between $48.1 million and $54.1 million.

Revenue

We expect our revenue for the three months ended March 31, 2006 to be between $523.0 million and $553.0 million, an increase of between $2.1 million and $32.1 million from the same period last year. The primary reason for this increase is a result of the increase in the number of International Police Liaison Officers deployed in Iraq and Afghanistan in connection with the Civilian Police Program, International Narcotics and Law Enforcement Air-Wing program related to drug eradication in Afghanistan and the addition of the Nigeria airport construction project. These increases offset decreases on the Worldwide Personal Protective Services program in Afghanistan, and the loss of the Oceangraphics contract under DynMarine.

Revenues for the three months ended March 31, 2006 as compared to the three months ended December 30, 2005 are expected to decrease between $30.6 million and $0.6 million primarily due to decrease on the International Narcotics and Law Enforcement Air-Wing program due to the timing of helicopters modifications, and on the Worldwide Personal Protective Services contract due to the timing of construction related revenue.

Revenue for the fiscal year ended March 31, 2006 is expected to be between $1,941.2 million and $1,971.2 million, an increase of between $20.3 million and $50.3 million as compared to fiscal year ended April 1, 2005. This increase is primarily due to increase business under the International Narcotics and Law Enforcement Air-Wing program related to the drug eradication efforts in Afghanistan, aviation equipment modifications under the Life Cycle Contractor Support program and new work constructing an airport in Nigeria. These increases in revenues were offset by the decision to exit a series of contracts to provide security and logistics support to various U.S. Government construction projects in the Middle East as a subcontractor, construction and equipment purchases during fiscal 2005 and the discontinuation of the Oceangraphics contract under DynMarine.

Expenses

We expect expenses, which include cost of services; selling, general and administrative; and depreciation and amortization for the three months ended March 31, 2006 to be between $487.7 million and $511.7 million, a decrease of $16.5 million to an increase of $7.5 million as compared to the same period in fiscal year 2005. The decrease, if any, is due to lower expenses related to several fixed-price construction projects and lower expenses to provide services under several Civilian Police task orders. These expense reductions are partially offset by higher administrative cost as we continue to develop our administrative functions as an independent company. The increase, if any, in expenses is attributable to the additional revenue between the two periods related to us achieving the high end of our revenue estimate, which offsets the factors contributing to an expense decrease as previously described.

Expenses for the three months ended March 31, 2006 as compared to the three months ended December 30, 2005 are expected to decrease between $42.4 million and $18.4 million. This reduction is not only due to lower corresponding revenue, but also due to the lower expenses related to several fixed-price construction projects and lower expenses to provide services under several Civilian Police task orders.

Expenses for the fiscal year ended March 31, 2006 are expected to be between $1,842.6 million and $1,866.6 million, an increase of between $23.4 million and $47.4 million. This increase results primarily from increased intangible amortization during the current year. Intangible amortization during the current fiscal year is based on the acquisition on February 11, 2005, which included a step-up in basis of our customer related intangible assets resulting in increased amortization. An independent valuation study completed on February 11, 2005 was performed to allocate the purchase price between goodwill and intangible assets. The intangible amortization for 45 of the 52 weeks for the fiscal year ended April 1, 2005 is the allocated portion of the total intangible amortization from the March 2003 purchase of our former parent, DynCorp, by Computer Sciences Corporation. The increase in expenses is also attributable to the additional revenue between the two periods attributable if we achieve the high end of our revenue estimate, as well as the additional administrative cost previously described.

Net Income

We expect net income for the three months ended March 31, 2006 to be between $13.1 million and $16.9 million, an increase of between $8.7 million and $12.5 million as compared to the same period during the fiscal year ended April 1, 2005. The increase is primarily due to the completion of several fixed-price construction projects and the final negotiation of task orders under the Civilian Police program. These increases are offset by increased interest expense and intangible amortization. The sale of the Company by a subsidiary of Computer Sciences Corporation closed on February 11, 2005, and therefore the three months ended April 1, 2005 only reflects interest expense and intangible amortization for approximately seven weeks. As a subsidiary of Computer Sciences Corporation, interest expense was at the corporate level, and not allocated down to subsidiaries.

Net income for the three months ended March 31, 2006 as compared to the three months ended December 30, 2005 will increase between $7.5 million and $11.3 million primarily due to favorable performance on completed fixed price construction projects and the final negotiation of task orders under the Civilian Police program.

Net income for the fiscal year ended March 31, 2006 is expected to be between $26.8 million and $30.6 million, a decrease of between $32.0 million and $28.2 million as compared to the fiscal year ended April 1, 2005. This decrease is primarily due to significantly higher interest expense and intangible amortization for the full twelve month period ended March 31, 2006 versus interest expense and intangible amortization for approximately seven weeks during the twelve months ended April 1, 2005. During the majority of the twelve months ended April 1, 2005, we were a subsidiary of Computer Science Corporation, and during that time interest expense was recorded at the corporate level only, and not allocated down to subsidiaries. In addition, our intangible amortization in the current year is based on the February 11, 2005, which included a step-up in basis of our customer related intangibles resulting in increased amortization during the current year. Partially offsetting higher interest expense and intangible amortization occurring in the current year are higher profits resulting from a greater percentage of revenue derived from higher margin fixed-price and time-and-material contracts, favorable performance on completed fixed-price construction projects, and the final negotiation of fixed-price task orders under the Civilian Police program all occurring during the current year.

EBITDA

We expect EBITDA for the three months ended March 31, 2006 to be between $48.1 million and $54.1 million, an increase of between $24.5 million and $30.5 million as compared to the three months ended April 1, 2005. The primary reason for this increase is favorable performance on completed fixed-price construction projects and the final negotiation of fixed-price task orders under the Civilian Police program.

EBITDA for the three months ended March 31, 2006 as compared to the three months ended December 30, 2005 is expected to increase between $13.7 million and $19.7 million. The primary reason for this increase is favorable performance on completed fixed-price construction projects, and the final negotiation of fixed-price task orders under the Civilian Police program.

EBITDA for the fiscal year ended March 31, 2006 is expected to be between $145.0 million and $151.0 million, an increase of between $30.5 million and $36.5 million as compared to fiscal year ended April 1, 2005. The primary reason for the increase is higher revenue mix from higher margin fixed-price or time-and-material contracts compared to lower margin cost type contracts. In addition, the fiscal year ended March 31, 2006 is expected to be favorably impacted by strong performance on completed fixed-price construction projects and the final negotiation of fixed-price task orders under the Civilian Police program.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a primary component of certain covenants under the Company’s senior secured credit facility. In addition, EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this prospectus is not necessarily comparable to similarly titled measures reported by other companies.

(Table to follow)

The following table presents a reconciliation of net income to EBITDA for the periods discussed above:

	Successor Period					Combined Period
	Three Months Ended Dec. 30, 2005	Forecast Three Months Ended March 31,2006		Forecast Fiscal Year Ended March 31, 2006		Three Months Ended April 1, 2005(1)	Fiscal Year Ended April 1, 2005 (2)
		Low End	High End	Low End	High End
Reconciliation of Net (Loss) Income to EBITDA:
Net Income	$5.6	$13.1	$16.9	$26.8	$30.6	$4.4	$58.8
Income Taxes	3.4	7.7	9.9	15.3	17.5	4.2	35.0
Interest Expense	14.6	14.8	14.8	57.0	57.0	8.0	8.1
Depreciation and amortization	10.8	12.5	12.5	45.9	45.9	7.0	12.7

EBITDA	$34.4	$48.1	$54.1	$145.0	$151.0	$23.6	$114.6

Note (1):	The “combined period” represents the three month period ended April 1, 2005, which combines the period from January 1, 2005 to February 11, 2005, occurring during the immediate predecessor period with the period of February 12, 2005 to April 1, 2005, occurring during the successor period.

Note (2):	The “combined period” represents the twelve month period ended April 1, 2005, which combines the period from April 3, 2004 to February 11, 2005, occurring during the immediate predecessor period with the period of February 12, 2005 to April 1, 2005, occurring during the successor period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International LLC

Date:	April 28, 2006	/s/ Michael J. Thorne
Michael J. Thorne Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)